Exhibit 99.1

Autobytel Reports 48% Increase in 2014 First Quarter Revenues

 – Substantial Revenue Improvement Driven
by Gains in Core Business, Contribution from AutoUSA Acquisition –

 – Company Sees Momentum and Positive Trends Continuing –

IRVINE, Calif. (May 1, 2014) – Autobytel Inc. (Nasdaq: ABTL), pioneer of the automotive Internet and the company dedicated to connecting automotive consumers with dealers, today announced significantly improved financial results for the first quarter ended March 31, 2014.

“Autobytel’s unwavering commitment to providing our auto manufacturer and dealer customers with high-quality leads and value-added products and services is helping drive our success,” said Jeffrey H. Coats, President and Chief Executive Officer.  “Our strong first-quarter performance beat our prior forecast on both the top and bottom lines.  More than half of our revenue growth resulted from ongoing improvements in our core leads business, and the remainder from AutoUSA, which we acquired earlier this year.  A healthy auto market, combined with our ability to deliver serious, in-market car shoppers to our customers, presents a solid opportunity for Autobytel to continue growing into the future.”

Total revenues for the 2014 first quarter increased 48% to $27.0 million from $18.3 million a year ago, and included a $5.3 million contribution from AutoUSA, which was owned by Autobytel for 11 of the 13 weeks of the quarter.  The company recognized $4.2 million of this revenue from AutoUSA as a result of eliminations of approximately $1.1 million related to intercompany transactions and direct delivery to wholesale channels.  Excluding the AutoUSA contribution, revenues grew 25%.

Revenues generated from automotive leads for the 2014 first quarter increased 55% to $24.7 million, from $15.9 million for last year’s first quarter.  The improvement primarily reflected ongoing strong demand from automotive dealers (retail) and auto manufacturers (wholesale).  Retail revenues grew approximately 77%, and wholesale revenues advanced approximately 38% for the 2014 first quarter, compared with the corresponding prior-year period.  Excluding AutoUSA, retail revenues grew approximately 18% and wholesale revenues increased approximately 37%, compared with last year.

Gross profit increased 53% to $10.1 million, or 37.4% of total revenues, for the 2014 first quarter, from $6.6 million, or 36.1% of total revenues, last year.

Total operating expenses were $9.3 million, or 34.6% of total revenues, for the first quarter of 2014, which included approximately $1.2 million in operating expenses associated with AutoUSA.  The company said it expects to eliminate remaining duplicative AutoUSA expenses by the end of the second quarter of 2014.  First quarter 2014 total operating expenses also included approximately $984,000 in acquisition-related costs.  Total operating expenses were $6.6 million, or 36.1% of revenues, for the first quarter of last year.

Net income for the 2014 first quarter totaled $370,000, or $0.04 per diluted share.  Net income for the 2013 first quarter was $334,000, or $0.04 per diluted share.  The per share calculations were based on 10.3 million diluted average weighted shares outstanding for the 2014 first quarter and 9.1 million diluted average weighted shares outstanding for last year’s first quarter.  The increase in share count related to the increase in price of Autobytel’s common stock and the company’s acquisition-related warrants being included in the diluted share calculation as a result of the stock price increase.  The company said that the diluted share calculation can be influenced quarter-to-quarter by the interplay between net income and interest expense on the acquisition-related convertible debt in determining whether those shares are included in the calculation.

EBITDA was $1.3 million for the first quarter of 2014, up from $1.0 million for last year’s first quarter.  Adjusted EBITDA excluding acquisition expenses grew to $2.6 million, or $0.25 per diluted share, for the first quarter of 2014, versus $1.2 million, or $0.13 per diluted share, for last year’s first quarter.  Autobytel is providing EBITDA and Adjusted EBITDA as the company believes these are better metrics for monitoring the company’s financial performance given its net operating loss (NOL) tax credits.

Cash and cash equivalents increased to $19.3 million at March 31, 2014, up from $18.9 million at December 31, 2013.

Cash flow provided by operations was $875,000 for the 2014 first quarter, compared with cash flow used in operations of $372,000 for the same period last year.

Business Outlook
Based on current business trends, Autobytel estimates that 2014 second quarter revenue growth will be in the range of 47% to 53%, compared with the 2013 second quarter, and that earnings per diluted share will be in the range of $0.04 to $0.06, based on 11.5 million diluted average weighted shares outstanding.  The diluted share calculation can be influenced quarter-to-quarter by the interplay between net income and interest expense on the company’s acquisition-related convertible debt in determining whether those shares are included in the calculation.  The company also said it currently has no plans for raising additional capital.

Conference Call
Autobytel management will host a conference call today at 5 p.m. ET/2 p.m. PT to discuss its 2014 first quarter financial results.  Interested parties may participate in the live call by dialing (877) 852-2929, passcode 30905465.  An audio broadcast will also be available through a live webcast at www.autobytel.com (click on “Investor Relations” and then click on “Events & Presentations”).  Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software.  For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel’s website.  A telephone replay of the call will also be available through May 8, 2014 by dialing (855) 859-2056, passcode 30905465.  The slides that will be referenced during the call will be available on the company’s website at www.autobytel.com (click on “Investor Relations” and then click on “Events & Presentations”).  The slides will contain disclosures of EBITDA, Adjusted EBITDA and Adjusted EBITDA per diluted share, which are non-GAAP financial measures as defined by SEC Regulation G.  Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures will be included in the slides.

Note about Non-GAAP Financial Measures
Autobytel has disclosed EBITDA, Adjusted EBITDA and Adjusted EBITDA per diluted share, which are non-GAAP financial measures as defined by SEC Regulation G, for the 2014 and 2013 first quarter.  The company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  Adjusted EBITDA is defined as EBITDA including stock-based compensation.  The company’s management believes that presenting EBITDA, Adjusted EBITDA and Adjusted EBITDA per diluted share provides useful information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are better metrics for monitoring the company’s performance given the company’s net operating loss (NOL) tax credits.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures.  Management strongly encourages investors to review the company’s consolidated financial statements in their entirety and to not rely on any single financial measure.  A table providing a reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDA per diluted share to the closest GAAP financial measures is included at the end of this press release.

About Autobytel Inc.
Autobytel Inc. provides high quality consumer leads and associated marketing services to automotive dealers and manufacturers throughout the United States and offers consumers robust and original online automotive content to help them make informed car-buying decisions.  The company pioneered the automotive internet in 1995 with its flagship website www.autobytel.com and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Investors and other interested parties can receive Autobytel news releases and invitations to special events by accessing the online registration form at investor.autobytel.com/alerts.cfm.

Forward-Looking Statements Disclaimer
The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements, including, but not limited to, comments that the company sees momentum and positive trends continuing, a healthy auto market, combined with the company’s ability to deliver serious, in-market car shoppers to its customers, presents a solid opportunity for the company to continue growing into the future, that the company expects to eliminate remaining duplicative AutoUSA expenses by the end of the second quarter of 2014, and that based on current business trends the company estimates that 2014 second quarter revenue growth will be in the range of 47% to 53%, compared with the 2013 second quarter and that earnings per diluted share will be in the range of $0.04 to $0.06 , based on 11.5 million diluted average weighted shares outstanding, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2013, as amended by Amendment No. 1 on Form 10-K/A, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of Autobytel and the market price of the company's stock.

Contacts:

Investor Relations:
Autobytel Inc.
Curtis E. DeWalt
SVP, Chief Financial Officer
949-437-4694
curtisd@autobytel.com

PondelWilkinson Inc.
Roger Pondel/Laurie Berman
310-279-5980
pwinvestor@pondel.com

(Financial Tables Follow)

AUTOBYTEL INC.

UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

(Amounts in thousands, except share and per-share data)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$19,257	$18,930
Accounts receivable (net of allowances for bad debts and customer credits of $405 and $405 at March 31, 2014 and December 31, 2013, respectively)	16,072	14,178
Deferred tax asset	3,348	3,517
Prepaid expenses and other current assets	592	506
Total current assets	39,269	37,131
Property and equipment, net	1,676	1,548
Equity investment	2,500	2,500
Intangible assets, net	5,233	1,821
Goodwill	20,948	13,602
Deferred tax asset	31,135	31,135
Other assets	757	456
Total assets	$101,518	$88,193

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,727	$5,267
Accrued expenses and other current liabilities	6,510	7,649
Deferred revenues	10	(1)
Total current liabilities	14,247	12,915
Convertible note payable	6,000	5,000
Term loan payable	8,438	-
Borrowings under credit facility	5,250	4,250
Other non-current liabilities	975	1,200
Total liabilities	34,910	23,365

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized; 8,981,340 and 8,909,737 shares issued and outstanding, as of March 31, 2014 and December 31, 2013, respectively	9	9
Additional paid-in capital	308,581	307,171
Accumulated deficit	(241,982)	(242,352)
Total stockholders' equity	66,608	64,828
Total liabilities and stockholders' equity	$101,518	$88,193

AUTOBYTEL INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Amounts in thousands, except per-share data)

	Three Months Ended
	March 31
	2014	2013
Revenues:
Lead fees	$26,013	$17,517
Advertising	673	715
Other revenues	273	29
Total revenues	26,959	18,261
Cost of revenues	16,874	11,669
Gross profit	10,085	6,592

Operating expenses:
Sales and marketing	4,017	2,241
Technology support	1,924	1,705
General and administrative	3,022	2,290
Depreciation and amortization	434	424
Litigation settlements	(68)	(71)
Total operating expenses	9,329	6,589
Operating income	756	3
Interest and other income (expense), net	(166)	402
Income tax provision	220	71
Net income and comprehensive income	$370	$334

Basic earnings per common share	$0.04	$0.04
Diluted earnings per common share	$0.04	$0.04

Shares used in computing earnings per common share (in thousands):
Basic	8,928	8,856
Diluted	10,282	9,076

AUTOBYTEL INC.

(Amounts in thousands, except per share amounts)

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

	Three Months Ended		Three Months Ended
	March 31		March 31
	2014	2013	2014	2013
			(EPS Impact)

Net income	$370	$334	$0.04	$0.04
Interest	171	73	$0.02	$0.01
Depreciation and amortization	527	538	$0.05	$0.06
Taxes	220	71	$0.02	$0.01
Earnings before interest, taxes, depreciation and amortization ("EBITDA")	1,288	1,016	$0.13	$0.11

Non-cash stock based compensation	286	186	$0.03	$0.02
Adjusted EBITDA	1,574	1,202	$0.15	$0.13

Acquisition expenses	984	-	$0.10	$-

Adjusted EBITDA excluding
acquisition expenses	$2,558	$1,202	$0.25	$0.13

Weighted average diluted shares	10,282	9,076